Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Carol Cabezas
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS SOLID THIRD QUARTER RESULTS AND
REMAINS ON PATH TO THE DOUBLE-DOUBLE

MIAMI – October 28, 2016 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported GAAP and adjusted third quarter earnings of $3.21 and $3.20, respectively, up 13% from last year and better than expectations.  Full year adjusted earnings guidance is unchanged at $6.00 to $6.10 per share.

Looking ahead to 2017, the company’s booked position is better than same time last year on both volume and rate, supporting the company’s trajectory to the Double-Double.

KEY HIGHLIGHTS

Third Quarter 2016 results:

>	Net Yields were up 2.9% on a Constant-Currency basis (up 0.4%, As-Reported), better than guidance driven mainly by strong close-in demand for North American itineraries.
>	Net Cruise Costs (“NCC”) excluding fuel were down 1.6% on a Constant-Currency basis (down 2.0%, As-Reported), in line with guidance.
>	US GAAP Net Income was $693.3 million or $3.21 per share, versus $228.8 million, or $1.03 per share in 2015. Last year’s figure includes an impairment charge related to Pullmantur.
>
Adjusted Net Income was $690.9 million, or $3.20 per share, better than expectations driven by strong yields and positive movements in currency and fuel during the quarter, versus $628.1 million, or $2.84 per share, in 2015.

Full Year 2016 forecast:

>
Net Yields are expected to be up 4.0% or better on a Constant-Currency basis (up in the range of 1.7% to 2.0% As-Reported).  Strong close-in demand for North American products in the third quarter is helping offset the impact from the delay in opening Empress of the Seas sailings in the fourth quarter.

>	NCC excluding fuel are expected to be up approximately 1.0% on a Constant-Currency basis (flat to up 1.0% As-Reported).
>	Adjusted EPS is expected to be in the range of $6.00 to $6.10 per share, unchanged from prior guidance.

“Our business continues to progress solidly to the Double-Double, and our recent dividend increase is evidence of our confidence in that trajectory,” said Richard D. Fain, chairman and chief executive officer. “It is gratifying to again be headed towards record earnings for the year, above our initial guidance.”

THIRD QUARTER RESULTS

Net Yields on a Constant-Currency basis increased 2.9% during the quarter, better than previous guidance.  Continued strength in demand for North American products was a key driver of the outperformance while the balance of the portfolio performed in-line with expectations. Growth in onboard revenue continued to outpace overall net yield growth, despite an extraordinary outperformance last summer.  Favorable trends in both currency and fuel compared to expectations also provided a benefit to the quarter.

US GAAP Net Income for the third quarter 2016 was $693.3 million or $3.21 per share, compared to $228.8 million or $1.03 per share in 2015 – this includes $399.3 million in non-cash impairment charges related to the Pullmantur brand that was taken last year.  Adjusted Net Income for the third quarter of 2016 was $690.9 million, or $3.20 per share, which was $0.10 better than guidance and up 13% versus same quarter last year.  About half of the outperformance was driven by better than expected revenue performance, with the balance of the improvement being mainly driven by the benefits of a weaker dollar and lower fuel prices.

Constant-Currency NCC excluding fuel decreased 1.6%, in-line with expectations.  Bunker pricing net of hedging for the third quarter was $524 per metric ton and consumption was 341,000 metric tons.

FULL YEAR 2016

The company maintains full year Adjusted EPS guidance of $6.00 to $6.10 per share. Constant-Currency Net Yields are expected to be up 4.0% or better for the full year. Strong close-in demand for North American itineraries in the third quarter is helping offset an impact from the delayed opening of Empress of the Seas sailings during the fourth quarter.

NCC excluding fuel are expected to be up approximately 1.0% on a Constant-Currency basis, in-line with previous guidance.

“Our strong booked position and continued focus on effective cost management is expected to keep full year earnings ahead of initial guidance and positions us well for the Double-Double in 2017,” said Jason T. Liberty, chief financial officer.  “Minor operational variations are causing some timing shifts between quarters, but the overall market and our overall results remain unchanged from our last guidance.”

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2016 Adjusted EPS in the range of $6.00 to $6.10 per share.

FOURTH QUARTER 2016

Constant-Currency Net Yields are expected to be up approximately 6.0% in the fourth quarter of 2016, and NCC excluding fuel are expected to be down approximately 1.5%.

These yield improvement expectations in the fourth quarter are largely driven by the deconsolidation of Pullmantur that was announced earlier this year, strong demand for our new hardware and a higher mix of North American and Australian based itineraries.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be approximately $1.20 per share.

2017 OUTLOOK

At this time, 2017 itineraries are booked ahead of last year in both rate and volume.  New ships including Harmony of the Seas and Ovation of the Seas are seeing strong trends, supporting a solid outlook for 2017.

“Next year marks the finish line for the Double-Double and we are looking forward to a strong finish to this chapter in our continuous journey of rising shareholder returns,” said Richard D. Fain, chairman and chief executive officer.  “New hardware, continued strength onboard, along with continued cost discipline and a highly motivated team over 65,000 strong is proving to be a winning combination.”

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $189 million and $720 million of fuel expense in its fourth quarter and full year 2016 guidance, respectively.

Forecasted consumption is 68% hedged via swaps for the remainder of 2016 and 60%, 45%, 36% and 20% hedged for 2017, 2018, 2019 and 2020, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $535, $508, $452, $342 and $340, respectively.

The company provided the following fuel statistics for the fourth quarter and full year 2016:

FUEL STATISTICS	Fourth Quarter 2016	Full Year 2016
Fuel Consumption (metric tons)	340,000	1,371,000
Fuel Expenses	$189 million	$720 million
Percent Hedged (fwd consumption)	68%	68%
Impact of 10% change in fuel prices	$4.0 million	$4.0 million

In summary, the company provided the following guidance for the fourth quarter and full year of 2016:

GUIDANCE	As-Reported	Constant-Currency
Fourth Quarter 2016
Net Yields	Approx. 4.5%	Approx. 6.0%
Net Cruise Costs per APCD	Approx. (1.5%)	(1.0%) to (1.5%)
Net Cruise Costs per APCD excluding Fuel	Approx. (2.0%)	Approx. (1.5%)

Full Year 2016
Net Yields	1.7% to 2.0%	4.0% or better
Net Cruise Costs per APCD	Approx. (2.0%)	Approx. (1.5%)
Net Cruise Costs per APCD excluding Fuel	Approx. 0.5%	Approx. 1.0%

GUIDANCE	Fourth Quarter 2016	Full Year 2016
Capacity Increase	(0.2%)	3.3%
Depreciation and Amortization	$230 to $235 million	$890 to $900 million
Interest Expense, net	$75 to $80 million	$287 to $292 million
Adjusted EPS	Approx. $1.20	$6.00 to $6.10

GUIDANCE	Fourth Quarter 2016	Full Year 2016
1% Change in Currency	$4 million	$4 million
1% Change in Net Yield	$15 million	$15 million
1% Change in NCC x fuel	$8 million	$8 million
1% Change in LIBOR	$12 million	$12 million

Exchange rates used in guidance calculations
	Previous – August	Current - October
GBP	$1.32	$1.22
AUD	$0.75	$0.76
CAD	$0.76	$0.75
CNH	$0.15	$0.15
EUR	$1.10	$1.09

LIQUIDITY AND FINANCING ARRANGEMENTS
As of September 30, 2016, liquidity was $1.1 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2016, 2017, 2018, 2019 and 2020 are $0.3 billion, $1.3 billion, $2.2 billion, $0.8 billion and $1.7 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2016, 2017, 2018, 2019 and 2020 are $2.4 billion, $0.5 billion, $2.6 billion, $1.5 billion and $2.0 billion, respectively.  Capacity changes for 2016, 2017, 2018, 2019 and 2020 are expected to be 3.3%, -1.7%, 3.3%, 7.4% and 3.5%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included the impairment of the Pullmantur related assets, net loss related to the elimination of the Pullmantur reporting lag, the net gain related to the sale of  the Pullmantur and CDF brands and related costs, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.  APCDs reported do not include the November and December 2015 APCD amounts related to the elimination of the Pullmantur reporting lag.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

DOUBLE-DOUBLE
Our DOUBLE-DOUBLE Program refers to the multi-year Adjusted EPS and Return on Invested Capital (ROIC) goals we publicly announced in 2014 and are seeking to achieve by the end of 2017.  Under this program, we are targeting Adjusted EPS of at least $6.78 by the end of 2017, which is double our 2014 Adjusted EPS of $3.39.  We are also targeting ROIC of at least 10% by the end of 2017 as compared to ROIC of 5.9% in 2014.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. Net Cruise Costs excludes the net gain related to the sale of the Pullmantur and CDF brands and related costs and initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. Net Yields excludes initiative costs related to the sale of the Pullmantur and CDF brands.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We also own a 50 percent joint venture interest in the German brand TUI Cruises and a 49% interest in the Spanish brand Pullmantur and have a minority interest in smaller regional brands.  Together, these brands operate a combined total of 49 ships with an additional thirteen on order.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2016 and for 2017, and expectations regarding the timing and results of our Double-Double initiative and the costs and yields expected in 2016, and other future periods.  Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to identify these forward-looking statements. Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, our operating costs and our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, concerns over safety, health and security aspects of traveling, unavailability of ports of call, the uncertainties of conducting business internationally and expanding into new markets and new ventures, changes in operating and financing costs, the impact of foreign exchange rates, interest rate and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, the impact of new or changing regulations on our business, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, shipyard unavailability and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

Adjusted Earnings per Share estimates for the Full Year and Fourth Quarter of 2016 are presented in lieu of US GAAP earnings per share estimates due to uncertainty in projecting the amounts adjusted to arrive at this measure, such as, uncertainty in the timing and amount of restructuring charges and other initiative costs that we will absorb in the remainder of 2016, the amount of which is expected to be immaterial.  Refer to Note 11 Restructuring Charges in our consolidated financial statements in our quarterly report on 10-Q for the third quarter of 2016 for further information on our Restructuring charges and other initiative charges and to the definition for Adjusted Earnings per Share herein.  For the quarter and nine months ended September 30, 2016, we incurred restructuring charges and other initiative charges of $1.5 million and $9.9 million, respectively.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Passenger ticket revenues	$1,899,956	$1,873,942	$4,794,653	$4,688,189
Onboard and other revenues	663,785	649,158	1,792,145	1,708,832
Total revenues	2,563,741	2,523,100	6,586,798	6,397,021
Cruise operating expenses:
Commissions, transportation and other	400,933	413,156	1,060,391	1,093,409
Onboard and other	159,887	175,214	399,739	438,558
Payroll and related	214,081	217,627	671,955	647,788
Food	125,732	122,124	371,759	361,317
Fuel	178,772	199,848	531,283	607,689
Other operating	260,718	259,057	857,161	777,291
Total cruise operating expenses	1,340,123	1,387,026	3,892,288	3,926,052
Marketing, selling and administrative expenses	257,430	256,060	845,808	817,040
Depreciation and amortization expenses	229,328	210,742	661,712	617,678
Impairment of Pullmantur related assets	—	411,267	—	411,267
Restructuring charges	1,897	—	6,627	—
Operating Income	734,963	258,005	1,180,363	624,984

Other income (expense):
Interest income	6,472	1,735	14,875	8,244
Interest expense, net of interest capitalized	(82,610)	(66,819)	(226,803)	(213,598)
Other income (including a $21.7 million loss related to the 2016 elimination of the Pullmantur reporting lag for the nine months ended September 30, 2016 and including in the quarter and nine months ended September 30, 2015 a net deferred tax benefit of $12.0 million related to the Pullmantur impairment)	34,432	35,866	53,867	39,354
	(41,706)	(29,218)	(158,061)	(166,000)
Net Income	$693,257	$228,787	$1,022,302	$458,984

Earnings per Share:
Basic	$3.23	$1.04	$4.74	$2.09
Diluted	$3.21	$1.03	$4.72	$2.08

Weighted-Average Shares Outstanding:
Basic	214,819	219,963	215,663	219,835
Diluted	215,667	221,137	216,575	220,979

Comprehensive Income
Net Income	$693,257	$228,787	$1,022,302	$458,984
Other comprehensive income (loss):
Foreign currency translation adjustments	4,043	(4,191)	8,423	(23,994)
Change in defined benefit plans	(5,051)	3,318	(12,148)	5,567
Gain (loss) on cash flow derivative hedges	95,536	(222,492)	254,624	(280,968)
Total other comprehensive income (loss)	94,528	(223,365)	250,899	(299,395)
Comprehensive Income	$787,785	$5,422	$1,273,201	$159,589

STATISTICS
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016(1)	2015
Passengers Carried	1,558,224	1,403,650	4,365,144	4,053,451
Passenger Cruise Days	10,727,918	10,176,750	30,367,048	28,856,742
APCD	9,766,482	9,465,368	28,503,681	27,284,750
Occupancy	109.8%	107.5%	106.5%	105.8%
(1) Does not include the November and December 2015 amounts related to the elimination of the Pullmantur reporting lag.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2016	2015
Assets	(unaudited)
Current assets
Cash and cash equivalents	$178,428	$121,565
Trade and other receivables, net	273,422	238,972
Inventories	118,849	121,332
Prepaid expenses and other assets	231,442	220,579
Derivative financial instruments	928	134,574
Total current assets	803,069	837,022
Property and equipment, net	20,230,803	18,777,778
Goodwill	288,461	286,764
Other assets	1,127,929	880,479
	$22,450,262	$20,782,043

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,298,002	$899,542
Accounts payable	259,027	302,072
Accrued interest	95,112	38,325
Accrued expenses and other liabilities	678,874	658,601
Derivative financial instruments	201,877	651,866
Customer deposits	1,967,678	1,742,286
Total current liabilities	4,500,570	4,292,692
Long-term debt	8,419,850	7,627,701
Other long-term liabilities	739,693	798,611

Commitments and contingencies

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 234,589,237 and 233,905,166 shares issued, September 30, 2016 and December 31, 2015, respectively)	2,346	2,339
Paid-in capital	3,316,385	3,297,619
Retained earnings	7,702,260	6,944,862
Accumulated other comprehensive loss	(1,077,534)	(1,328,433)
Treasury stock (20,019,237 and 15,911,971 common shares at cost, September 30, 2016 and December 31, 2015, respectively)	(1,153,308)	(853,348)
Total shareholders’ equity	8,790,149	8,063,039
	$22,450,262	$20,782,043

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Nine Months Ended
	September 30,
	2016	2015
Operating Activities
Net income	$1,022,302	$458,984
Adjustments:
Depreciation and amortization	661,712	617,678
Impairment of Pullmantur related assets	—	411,267
Net deferred income tax expense (benefit)	1,601	(13,466)
Loss on derivative instruments not designated as hedges	6,353	49,607
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	9,823	24,130
Increase in inventories	(6,379)	(8,377)
Decrease (increase) in prepaid expenses and other assets	2,484	(30,649)
Decrease in accounts payable	(17,313)	(22,915)
Increase in accrued interest	56,787	34,207
Increase in accrued expenses and other liabilities	23,216	11,558
Increase in customer deposits	197,277	65,511
Dividends received from unconsolidated affiliates	71,370	5,327
Other, net	(28,281)	5,074
Net cash provided by operating activities	2,000,952	1,607,936

Investing Activities
Purchases of property and equipment	(2,313,831)	(1,360,637)
Cash paid on settlement of derivative financial instruments	(172,878)	(158,890)
Investments in and loans to unconsolidated affiliates	(8,611)	(54,250)
Cash received on loans to unconsolidated affiliates	22,470	122,710
Other, net(2)	(44,709)	(18,642)
Net cash used in investing activities	(2,517,559)	(1,469,709)

Financing Activities
Debt proceeds	6,038,560	2,962,501
Debt issuance costs	(83,793)	(57,146)
Repayments of debt	(4,818,262)	(2,887,237)
Purchases of treasury stock	(299,959)	—
Dividends paid	(243,557)	(197,718)
Proceeds from exercise of common stock options	1,782	6,902
Other, net	2,179	1,778
Net cash provided by (used in) financing activities	596,950	(170,920)

Effect of exchange rate changes on cash	(23,480)	(9,129)

Net increase (decrease) in cash and cash equivalents	56,863	(41,822)
Cash and cash equivalents at beginning of period	121,565	189,241
Cash and cash equivalents at end of period	$178,428	$147,419

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$140,335	$151,661
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment	$213,042	$—

(2)Amount includes $26.0 million related to cash included in the divestiture of RCHE.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended September 30,			Nine Months Ended September 30,
	2016	2016 On a Constant Currency Basis	2015	2016	2016 On a Constant Currency Basis	2015
Passenger ticket revenues	$1,899,956	$1,952,378	$1,873,942	$4,794,653	$4,934,937	$4,688,189
Onboard and other revenues	663,785	670,195	649,158	1,792,145	1,806,124	1,708,832
Total revenues	2,563,741	2,622,573	2,523,100	6,586,798	6,741,061	6,397,021
Less:
Commissions, transportation and other	400,933	410,399	413,156	1,060,391	1,086,888	1,093,409
Onboard and other	159,887	160,036	175,214	399,739	401,285	438,558
Net Revenues including other initiative costs	2,002,921	2,052,138	1,934,730	5,126,668	5,252,888	4,865,054
Less:
Other initiative costs included within Net Revenues	(1,843)	(1,790)	—	(1,843)	(1,790)	—
Net Revenues	$2,004,764	$2,053,928	$1,934,730	$5,128,511	$5,254,678	$4,865,054

APCD	9,766,482	9,766,482	9,465,368	28,503,681	28,503,681	27,284,750
Gross Yields	$262.50	$268.53	$266.56	$231.09	$236.50	$234.45
Net Yields	$205.27	$210.30	$204.40	$179.92	$184.35	$178.31

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended September 30,			Nine Months Ended September 30,
	2016	2016 On a Constant Currency Basis	2015	2016	2016 On a Constant Currency Basis	2015
Total cruise operating expenses	$1,340,123	$1,350,295	$1,387,026	$3,892,288	$3,926,447	$3,926,052
Marketing, selling and administrative expenses	257,430	260,471	256,060	845,808	856,941	817,040
Gross Cruise Costs	1,597,553	1,610,766	1,643,086	4,738,096	4,783,388	4,743,092
Less:
Commissions, transportation and other	400,933	410,399	413,156	1,060,391	1,086,888	1,093,409
Onboard and other	159,887	160,036	175,214	399,739	401,285	438,558
Net Cruise Costs including other initiative costs	1,036,733	1,040,331	1,054,716	3,277,966	3,295,215	3,211,125
Less:
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	(2,252)	(2,157)	—	1,073	1,240	—
Net gain related to the sale of Pullmantur and CDF Croisières de France brands included within other operating expenses	(3,834)	(3,834)	—	(3,834)	(3,834)	—
Net Cruise Costs	1,042,819	1,046,322	1,054,716	3,280,727	3,297,809	3,211,125
Less:
Fuel(3)	178,772	178,742	199,848	530,859	531,836	607,689
Net Cruise Costs Excluding Fuel	$864,047	$867,580	$854,868	$2,749,868	$2,765,973	$2,603,436

APCD	9,766,482	9,766,482	9,465,368	28,503,681	28,503,681	27,284,750
Gross Cruise Costs per APCD	$163.58	$164.93	$173.59	$166.23	$167.82	$173.84
Net Cruise Cost per APCD	$106.78	$107.13	$111.43	$115.10	$115.70	$117.69
Net Cruise Costs Excluding Fuel per APCD	$88.47	$88.83	$90.32	$96.47	$97.04	$95.42
(3) For the nine months ended September 30, 2016, amount does not include fuel expense of $0.4 million included within other initiative costs associated with the redeployment of Pullmantur’s Empress to the Royal Caribbean International brand.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Income	$693,257	$228,787	$1,022,302	$458,984
Adjusted Net income	690,911	628,070	1,050,031	858,267
Net Adjustments to Net Income- (Decrease) Increase	$(2,346)	$399,283	$27,729	$399,283
Adjustments to Net Income:
Impairment of Pullmantur related assets(4)	$—	$399,283	$—	$399,283
Net loss related to the elimination of the Pullmantur reporting lag	—	—	21,656	—
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	(3,834)	—	(3,834)	—
Restructuring charges	1,897	—	6,627	—
Other initiative costs	(409)	—	3,280	—
Net Adjustments to Net Income- (Decrease) Increase	$(2,346)	$399,283	$27,729	$399,283

Earnings per Share - Diluted	$3.21	$1.03	$4.72	$2.08
Adjusted Earnings per Share - Diluted	3.20	2.84	4.85	3.88
Net Adjustments to Net Income- (Decrease) Increase	$(0.01)	$1.81	$0.13	$1.80

Adjustments to Earnings per Share:
Impairment of Pullmantur related assets(4)	$—	$1.81	$—	$1.80
Net loss related to the elimination of the Pullmantur reporting lag	—	—	0.10	—
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	(0.02)	—	(0.02)	—
Restructuring charges	0.01	—	0.03	—
Other initiative costs	—	—	0.02	—
Net Adjustments to Net Income- (Decrease) Increase	$(0.01)	$1.81	$0.13	$1.80

Weighted-Average Shares Outstanding - Diluted	215,667	221,137	216,575	220,979

(4) Includes a net income tax benefit of $12.0 million related to the Pullmantur impairment.